Exhibit 10.1

EXECUTION VERSION
AMENDMENT NO. 6 TO CREDIT AGREEMENT

This Amendment No. 6 to Credit Agreement, dated as of May 3, 2023 (this “Amendment”) to that certain Credit Agreement, dated as of June 30, 2021 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of August 3, 2021, by that certain Amendment No. 2 to Credit Agreement, dated as of November 23, 2021, that certain Amendment No. 3 to Credit Agreement, dated as of March 31, 2022, that certain Amendment No. 4 to Credit Agreement, dated as of May 13, 2022, and that certain Amendment No. 5 to Credit Agreement, dated as of June 23, 2022, and as otherwise amended, restated, amended and restated or otherwise modified or supplemented from time to time, including on the Sixth Amendment Effective Date (as defined below), the “Credit Agreement”; capitalized terms used but not defined herein having the meanings set forth therein), among The Hertz Corporation, a Delaware corporation (the “Parent Borrower”), the Subsidiary Borrowers party thereto (together with the Parent Borrower, the “Borrowers”), the several Lenders and Issuing Lenders from time to time party thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent.
W I T N E S S E T H:

WHEREAS, the Borrowers, Holdings and the Administrative Agent are party to the Credit Agreement;

WHEREAS, the Term Loans under the Credit Agreement incur or are permitted to incur interest, fees or other amounts based on the Eurocurrency Rate under and in accordance with the terms of the Credit Agreement;

WHEREAS, it is understood and agreed that all Available Tenors of USD LIBOR have been announced by the FCA pursuant to public statement or publication information to be no longer representative as of June 30, 2023 (such date, the “LIBOR Cessation Date”);

WHEREAS, pursuant to Section 4.7(b)(i) of the Credit Agreement (as in effect immediately prior to the Sixth Amendment Effective Date), the Administrative Agent and the Parent Borrower have determined in accordance with the Credit Agreement that USD LIBOR with respect to Term Loans should be replaced with Term SOFR for all purposes under the Credit Agreement and under any Loan Document and such changes shall become effective on the Sixth Amendment Effective Date without further action or consent of any other party to the Credit Agreement or any other Loan Document.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.AMENDMENTS TO THE CREDIT AGREEMENT

Subject to the satisfaction (or waiver) of the conditions set forth in Section 2 below, effective as of the Sixth Amendment Effective Date, the Credit Agreement is hereby amended to delete the stricken text (in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the changed pages of the Credit Agreement attached as Exhibit A hereto.

SECTION 2.CONDITIONS PRECEDENT

This Amendment shall be effective (the “Sixth Amendment Effective Date”) on the date that the following conditions precedent having been satisfied or duly waived:

2.1    Executed Agreement. The Administrative Agent shall have received this Amendment, duly executed by each Borrower and the Administrative Agent.

2.2    LIBOR Cessation Date. The LIBOR Cessation Date shall have occurred.

SECTION 3.[RESERVED]

SECTION 4.MISCELLANEOUS

4.aReference to and Effect on the Loan Documents.

(i)As of the Sixth Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder”, “thereof”, “therein” and words of like import), shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(ii)Except as expressly amended or waived, as applicable, hereby, all of the terms and provisions of the Credit Agreement and all other Loan Documents are and shall remain in full force and effect and are hereby ratified and confirmed.

(iii)The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Administrative Agent, any Lender or any Issuing Lender under the Credit Agreement or any Loan Document, or constitute a waiver or amendment of any other provision of the Credit Agreement or any Loan Document (as amended hereby) except as and to the extent expressly set forth herein.

4.bCosts and Expenses. The Borrowers agree to reimburse the Administrative Agent for its costs and expenses in connection with this Amendment (and the other Loan Documents delivered in connection herewith) as provided in Section 11.5 of the Credit Agreement.

4.cCounterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to this Amendment or any document to be signed in connection with this Amendment shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by us, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

4.dGoverning Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND

WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

4.eLoan Document and Integration. This Amendment shall constitute a Loan Document, and together with the other Loan Documents represents the entire agreement of each of the Loan Parties party hereto and the Administrative Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto or the Administrative Agent relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

4.fHeadings. Section headings contained in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

4.gNo Novation. Each of the parties hereto acknowledges and agrees that the terms of this Amendment do not constitute a novation but, rather, an amendment of the terms of a pre-existing Indebtedness and related agreement, as evidenced by the Credit Agreement.

4.hWaiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers and members thereunto duly authorized, as of the date indicated above.
THE HERTZ CORPORATION,
    as the Parent Borrower

By: /s/ Mark E. Johnson
    Name: Mark E. Johnson
Title: Senior Vice President and Interim Treasurer

[Signature Page to Hertz Amendment No. 6]

BARCLAYS BANK PLC, as Administrative Agent

    By: /s/ Charlene Saldanha
    Name: Charlene Saldanha
Title: Vice President

[Signature Page to Hertz Amendment No. 6]

Exhibit A
(See attached.)

EXHIBIT A - AMENDMENT TO CREDIT AGREEMENT

CREDIT AGREEMENT

among

THE HERTZ CORPORATION,

THE SUBSIDIARY BORROWERS PARTY HERETO,
as Borrowers,

THE SEVERAL LENDERS AND ISSUING LENDERS FROM TIME TO TIME PARTIES HERETO

and

BARCLAYS BANK PLC,
as Administrative Agent and Collateral Agent

Dated as of June 30, 2021

BARCLAYS BANK PLC, DEUTSCHE BANK SECURITIES INC., BNP PARIBAS SECURITIES CORP., RBC CAPITAL MARKETS1, CITIZENS BANK, N.A., BMO CAPITAL MARKETS CORP., MIZUHO BANK, LTD., JPMORGAN CHASE BANK, N.A., CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK AND NATIXIS, NEW YORK BRANCH,
as Joint Lead Arrangers and Joint Bookrunners,

and

BOFA SECURITIES, INC.,
as Senior Co-Manager

1 RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

Table of Contents

Page

SECTION 1. DEFINITIONS     2
1.1 Defined Terms     2
1.2 Other Definitional Provisions    91
1.3 Appointment of Borrower Representative    95
1.4 Acknowledgement and Consent to Bail-In of Affected Financial Institutions    96
1.5 Interest Rates; LIBOR Notification    96
1.6 Cashless Rollover    97
1.7 Calculation of Baskets    97
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS     ~~98~~97
2.1 Loans     ~~98~~97
2.2 Reserved     ~~100~~99
2.3 Reserved     ~~100~~99
2.4 Notes     ~~100~~99
2.5 Reserved        10~~1~~0
2.6 Procedure for Borrowing     10~~1~~0
2.7 Swing Line Commitments     10~~3~~2
2.8 Record of Loans          105
2.9 Incremental Facility         105
2.10 Extension Amendments         109
2.11 Specified Refinancing Facilities         113
2.12 Permitted Debt Exchanges         115
SECTION 3. LETTERS OF CREDIT    117
3.1 Letters of Credit         117
3.2 Procedure for Issuance of Letters of Credit        119
3.3 Fees, Commissions and Other Charges        120
3.4 Revolving L/C’s Participant’s Acquisition of Revolving L/C Participations in Revolving Letters of Credit        121
3.5 Reimbursement by the Borrowers     12~~3~~2
3.6 Obligations Absolute        123
3.7 L/C Payments         124
3.8 Credit Agreement Controls        124
3.9 Additional Issuing Lenders        124
3.10 Indemnity        125
3.11 Term C Loan Collateral Account        125
SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF
CREDIT    127
4.1 Interest Rates and Payment Dates    127
4.2 Conversion and Continuation Options    128
4.3 Minimum Amounts; Maximum Sets    129
4.4 Optional and Mandatory Prepayments    129
4.5 Commitment Fees; Administrative Agent’s Fees    144

7.10 MIRE Events    189
7.11 Post-Closing Actions    189
SECTION 8. NEGATIVE COVENANTS    ~~189~~190
8.1 Limitation on Indebtedness            190
8.2 Limitation on Liens         19~~1~~2
8.3 Limitation on Fundamental Changes         19~~6~~7
8.4 Limitation on Sale of Assets         19~~8~~9
8.5 Limitation on Restricted Payments            202
8.6 Limitation on Transactions with Affiliates         20~~5~~6
8.7 [Reserved]            207
8.8 Restrictive Agreements            207
8.9 Financial Covenants     ~~209~~210
8.10 Limitation on Corporate Indebtedness     ~~209~~210
SECTION 9. EVENTS OF DEFAULT     21~~2~~3
9.1 Events of Default     21~~2~~3
9.2 Borrowers’ Right to Cure        217
SECTION 10. THE AGENTS AND THE OTHER REPRESENTATIVES     21~~7~~8
10.1 Appointment         21~~7~~8
10.2 Delegation of Duties         21~~8~~9
10.3 Exculpatory Provisions         21~~8~~9
10.4 Reliance by Agents            219
10.5 Notice of Default     ~~219~~220
10.6 Acknowledgements and Representations by Lenders     ~~219~~220
10.7 Indemnification         22~~0~~1
10.8 The Administrative Agent and Other Representatives in Their Individual
Capacity         2212
10.9 Collateral Matters         22~~1~~2
10.10 Successor Agent         22~~3~~4
10.11 Other Representatives         22~~4~~5
10.12 Withholding Tax         22~~4~~5
10.13 Application of Proceeds         22~~4~~5
10.14 Erroneous Payments         22~~6~~7
SECTION 11. MISCELLANEOUS     22~~7~~8
11.1 Amendments and Waivers         22~~7~~8
11.2 Notices         23~~5~~6
11.3 No Waiver; Cumulative Remedies         23~~7~~8
11.4 Survival of Representations and Warranties         23~~7~~9
11.5 Payment of Expenses         23~~7~~9
11.6 Successors and Assigns; Participations and Assignments     ~~239~~241
11.7 Adjustments; Set-off; Calculations; Computations         24~~8~~9
11.8 Judgment     ~~248~~250
11.9 Counterparts     ~~249~~250
11.10 Severability      ~~249~~251
11.11 Integration      ~~249~~251

11.12 Governing Law     25~~0~~1
11.13 Submission to Jurisdiction; Waivers     25~~0~~1
11.14 Acknowledgements     25~~0~~2
11.15 Waiver of Jury Trial     25~~1~~2
11.16 Confidentiality     25~~1~~2
11.17 USA Patriot Act Notice     25~~2~~4
11.18 Incremental Indebtedness; Additional Indebtedness     25~~2~~4
11.19 Electronic Execution of Assignments and Certain Other Documents     25~~3~~4
11.20 Certain ERISA Matters     25~~3~~4
11.21 Acknowledgement Regarding Any Supported QFCs     25~~4~~6

iv

CREDIT AGREEMENT, dated as of June 30, 2021 among THE HERTZ CORPORATION, a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), the Subsidiary Borrowers (as hereinafter defined) from time to time party hereto (together with the Parent Borrower, the “Borrowers” and each individually, a “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement as Lenders and Issuing Lenders (as each such term is further defined in Section 1.1) and Barclays Bank PLC (“Barclays”), as administrative agent and collateral agent for the Lenders hereunder (in such capacities, respectively, and as further defined in Section 1.1, the “Administrative Agent” and the “Collateral Agent”). Capitalized terms are used herein as defined in Section 1.1.

RECITALS

WHEREAS, on May 22, 2020, Hertz Global Holdings, Inc. (“HGH”), the Parent Borrower and certain of the Parent Borrower’s domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), jointly administered under Case No. 20-11218 (MFW) (the “Case”) and have continued in the possession and operation of their assets and in the management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Parent Borrower and certain of the other Debtors are party to that certain Senior Secured Superpriority Debtor-In-Possession Credit Agreement, dated as of October 30, 2020, by and among the Parent Borrower, Barclays, as administrative agent, and the lending institutions from time to time parties thereto (as amended, restated or otherwise modified prior to the date hereof, the “Existing DIP Credit Agreement”);

WHEREAS, Hertz International Ltd. is party to that certain Credit Agreement, dated as of May 19, 2021, by and among Hertz International Ltd., Wilmington Trust, National Association, as administrative agent, and the lenders from time to time parties thereto (the “Existing HIL Credit Agreement”, and, together with the Existing DIP Credit Agreement, the “Existing Credit Agreements”);

WHEREAS, on May 14, 2021, the Debtors filed the First Modified Third Amended Joint Chapter 11 Plan of Reorganization of the Hertz Corporation and its Debtor Affiliates, dated May 14, 2021 (Docket No. 4754) (together with all schedules, documents and exhibits contained therein, as may be further amended, supplemented or modified from time to time, the “Plan of Reorganization”);

WHEREAS, on June 10, 2021, the Bankruptcy Court entered an order confirming the Plan of Reorganization (the “Confirmation Order”);

WHEREAS, the Parent Borrower will obtain the Senior Credit Facility (as defined herein) which, on the Closing Date, shall consist of (i) a revolving credit facility for revolving loans and letters of credit initially up to an aggregate principal or face amount of
$1,255,000,000 on a Dollar Equivalent basis, (ii) a term loan “B” facility for term loans initially in an aggregate principal amount of $1,300,000,000 and (iii) a term loan “C” facility to cash collateralize letters of credit initially in an aggregate principal amount of $245,000,000, in each case upon the terms and conditions set forth herein;

WHEREAS, proceeds of the Senior Credit Facility received by the Borrowers on the Closing Date will be used to (i) repay the Existing Credit Agreements and all other third party Indebtedness for borrowed money of the Debtors (other than Indebtedness contemplated by the Plan of Reorganization to survive the consummation of the Transactions (as defined herein)),
(ii) pay fees, expenses and costs relating to the consummation of the Plan of Reorganization, (iv) fund distributions required in connection with the consummation of the Plan of Reorganization,
(v) fund working capital and general corporate purposes, and (vi) backstop or replace Existing Letters of Credit;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) (i) with respect to any Revolving Loan, Term SOFR for an Interest Period of one month commencing on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) plus 1% and (ii) with respect to any Term Loan, ~~the Eurocurrency Rate~~Adjusted Term SOFR for an Interest Period of one month commencing on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) plus 1%; provided that, if at any time any rate described in clause (a) or (b) is less than 0.00% then such rate shall be deemed to be 0.00% For purposes hereof: “Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). “Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the New York Fed based on such day’s federal funds transactions by depository institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as the federal funds effective rate, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. “New York Fed” means the Federal Reserve Bank of New York. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate, or Term SOFR ~~or the Eurocurrency Rate~~ shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate, or Term SOFR ~~or the Eurocurrency Rate~~, respectively. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, or Term SOFR ~~or the Eurocurrency Rate~~ for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the ABR shall be determined without regard to clause (b) or (c) above, as the case may be, of the first sentence hereof until the circumstances giving rise to such inability no longer exist.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“ABR Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.

“ABS Securities”: as defined in the definition of “Excluded Subsidiary” in this Section 1.1.

“Acceleration”: as defined in Section 9.1(e).

“Acceptable Discount”: as defined in Section 4.4(f)(iv).

“Acceptable Prepayment Amount”: as defined in Section 4.4(f)(iv).

“Acceptance and Prepayment Notice”: an irrevocable written notice from the
Parent Borrower accepting a Solicited Discounted Prepayment Offer at the Acceptable Discount specified therein pursuant to Section 4.4(f) substantially in the form of Exhibit G.

“Acceptance Date”: as defined in Section 4.4(f)(iv).

“Accounts”: as defined in the UCC; and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all guarantees or collateral for any of the foregoing and (f) all rights relating to any of the foregoing.

“Acquired Indebtedness”: Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Additional Assets”: (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Parent Borrower or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent Borrower or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Incremental Lender”: as defined in Section 2.9(b).

“Additional Indebtedness”: as defined in any Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, or, if no such Intercreditor Agreement is in effect, any Indebtedness that is secured by a Lien on Collateral and is permitted to be so secured by Section 8.2, and is designated as “Additional Indebtedness” by the Parent Borrower in writing to the Administrative Agent.

“Additional Obligations”: senior or subordinated Indebtedness (which Indebtedness may be (x) secured by the Collateral on a pari passu basis with the Obligations under the Loan Documents, (y) secured by a Lien ranking junior to the Lien securing the Obligations under the Loan Documents or (z) unsecured), including customary bridge financings; provided that (a) the maturity date of such Additional Obligations shall be no earlier than the Initial Term Loan Maturity Date (other than an earlier maturity date for customary bridge financings, which, subject to customary conditions (as determined by the Parent Borrower in good faith), would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the Initial Term Loan Maturity Date), (b) such Additional Obligations shall not be secured by any Lien on any asset of any Loan Party that does not also secure the Obligations under the Loan Documents, or guaranteed by any Subsidiary of the Parent Borrower other than the Subsidiary Guarantors, (c) if secured by Collateral, such Additional Obligations shall be subject to the terms of an Intercreditor Agreement or Other Intercreditor Agreement and (d) to the extent such Additional Obligations are subordinated in right of payment to the Obligations under the Loan Documents, provide for customary payment subordination to the Obligations under the Loan Documents as determined by the Parent Borrower in good faith.

“Additional Obligations Documents”: any document or instrument (including any guarantee, security agreement or mortgage) issued or executed and delivered with respect to any Additional Obligations or Rollover Indebtedness by the Parent Borrower or any Restricted Subsidiary.

“Additional Specified Refinancing Lender”: as defined in Section 2.11(b).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that that, if Adjusted Term SOFR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

Total Corporate Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Commitment Fee Percentage” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Consolidated Total Corporate Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrowers for the relevant period as a result of the miscalculation of the Consolidated Total Corporate Leverage Ratio shall be deemed to be (and shall be) due and payable by the Borrowers upon the date that is five Business Days after notice by the Administrative Agent to the Parent Borrower of such miscalculation. During or prior to such five Business Day period and thereafter, if the preceding sentence is complied with, the failure to previously pay such interest and fees at the correct Applicable Commitment Fee Percentage and the delivery of such inaccurate certificate shall not in and of themselves constitute a Default or Event of Default and no amounts shall be payable at the Default Rate in respect of any such interest or fees.

“Applicable Discount”: as defined in Section 4.4(f)(iii).

“Applicable Margin”: in the case of (a) Initial Revolving Loans and Swing Line Loans, (i) with respect to ABR Loans and Canadian Prime Rate Loans, 2.50% per annum during the period from the Closing Date until the first Adjustment Date and (ii) with respect to Eurocurrency Loans, Term SOFR Loans, SONIA Loans and BA Equivalent Loans, 3.50% per annum during the period from the Closing Date until the first Adjustment Date and (b) Initial Term Loans, (i) with respect to ABR Loans, 2.50% per annum during the period from the Closing Date until the first Adjustment Date and (ii) with respect to ~~Eurocurrency~~Term SOFR Loans, 3.50% per annum during the period from the Closing Date until the first Adjustment Date. The Applicable Margins with respect to the Initial Revolving Loans and Swing Line Loans will be adjusted on each Adjustment Date to the applicable rate per annum set forth under clause (a) of the definition of “Pricing Grid”, as applicable, under the heading “Applicable Margin for ABR Loans and Canadian Prime Rate Loans” or “Applicable Margin for Eurocurrency Loans, Term SOFR Loans, SONIA Loans and BA Equivalent Loans” on the Pricing Grid which corresponds to the Consolidated Total Corporate Leverage Ratio determined from the financial statements and Compliance Certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date. The Applicable Margins with respect to the Initial Term Loans will be adjusted on each Adjustment Date to the applicable rate per annum set forth under clause (b) of the definition of “Pricing Grid” under the heading “Applicable Margin for ABR Loans” or “Applicable Margin for ~~Eurocurrency~~Term SOFR Loans” which corresponds to the Consolidated Total Corporate Leverage Ratio determined from the financial statements and Compliance Certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date. If it is subsequently determined before, with respect to Revolving Loans and Swing Line Loans, the date on which all Revolving Loans and Swing Line Loans of the applicable Tranche have been repaid and all Revolving Commitments of the applicable Tranche have been terminated, and with respect to Initial Term Loans, the date on which all Initial Term Loans of the applicable Tranche have been repaid, that the Consolidated Total Corporate Leverage Ratio set forth in any Compliance Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Revolving Lenders or Term Loan Lenders, as applicable, received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had the Consolidated Total Corporate

Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Products Agreement”: any agreement pursuant to which (i) the Administrative Agent, an Arranger, any Lender or an affiliate of the Administrative Agent, an Arranger, or any Lender (at the time such agreement was entered into or, in the case of any such agreements existing on the Closing Date, on the Closing Date) or (ii) any other Person that delivers an accession agreement and becomes a party to the Security Documents specifically designated by the Parent Borrower as a “Bank Products Agreement” agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by the Parent Borrower or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Obligations”: of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Barclays”: as defined in the Preamble hereto.

“BBSY”: as defined in the definition of “Eurocurrency Base Rate” in this Section 1.1.

“Benchmark”: initially, with respect to any (i) SONIA Loan, Daily Simple SONIA, (ii) Term SOFR Loan~~s~~ (x) that is a Revolving Loan, Term SOFR, and (y) that is a Term Loan, Adjusted Term SOFR, or (iii) Eurocurrency Loan, the Eurocurrency Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 4.7(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement”: for any Available Tenor:

(a) [reserved]; and

~~(a) for purposes of Section 4.7(b)(i), the first alternative set forth below that can be determined by the Administrative Agent:~~

~~(i) the sum of: (x) Term SOFR and (y) 0.11448% (11.448 basis points) for an Available Tenor of one month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or~~
~~(ii) the sum of: (x) Daily Simple SOFR and (y) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in Section 4.7(b)(i);~~

~~(b)~~ for purposes of Section 4.7(b)(ii), (I) with respect to (x) Revolving Loans that are Term SOFR Loans, and (y) Term Loans that are Term SOFR Loans, in each case, Daily Simple SOFR, and (II) otherwise, the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Parent Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time; provided, that if the Benchmark Replacement as determined pursuant to clause~~s (a) or~~ (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary, in consultation with the Borrower, in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (b) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (b) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any then-current Benchmark ~~other than USD LIBOR~~, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

Fleet Cash (in each case, determined as of the end of the most recently ended fiscal month of the Parent Borrower ending immediately prior to such date of determination for which internal consolidated financial statements of the Parent Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Borrowing Date”: any Business Day specified in a notice pursuant to Sections 2.6, 2.7 or 3.2 as a date on which the Parent Borrower requests the Lenders to make Loans hereunder or an Issuing Lender to issue Letters of Credit hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York (or, with respect only to Letters of Credit issued by an Issuing Lender not located in the City of New York, the location of such Issuing Lender) are authorized or required by law to close, except that, (a) ~~when used in connection with a Eurocurrency Loan denominated in Dollars, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York,~~[reserved], (b) when used in connection with a Eurocurrency Loan denominated in any Designated Foreign Currency or a SONIA Loan, “Business Day” shall mean any day on which dealings in such Designated Foreign Currency between banks may be carried on in London, England, New York, New York and the principal financial center of such Designated Foreign Currency as set forth on Schedule 1.1(d) and (c) when used in connection with a ~~Revolving~~Term SOFR Loan ~~denominated in Dollars~~, “Business Day” shall exclude any day that is not a U.S. Government Securities Business Day; provided, however, that, with respect to notices and determinations in connection with, and payments of principal and interest on, Loans denominated in Euros, such day is also a day on which the Trans-European Automated Real- Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is open for settlement of payment in Euros.

“Canadian Dollars” and “C$”: the lawful currency of Canada.

“Canadian Prime Rate”: the greater of (a) a rate per annum that is equal to the corporate base rate of interest established from time to time by a Schedule I Lender selected by the Administrative Agent from time to time as its “prime” reference rate then in effect on such day for Canadian Dollar-denominated commercial loans made by it in Canada, and (b) the annual rate of interest equal to the sum of (i) the one month BA Rate in effect on such day, plus (ii) 0.75%; provided that, if the Canadian Prime Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Canadian Prime Rate Loans”: Loans to which the rate of interest applicable is based upon the Canadian Prime Rate.

“Capital Stock”: of any Person, any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Customer Receivable”: any Receivable relating to rental of Vehicles by the rental car business to customers; provided for the avoidance of doubt that Customer Receivables shall not include Receivables arising from or otherwise relating to fleet leasing services or fleet management services.

“Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which will include a lookback, which lookback, in respect of the Term Loans, shall be five days) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Daily Simple SONIA”: for any day (an “SONIA Interest Day”), an interest rate per annum equal to the sum of (a) the greater of (i) SONIA for the day that is five SONIA Business Days (or such other period as determined by the Parent Borrower and the Administrative based on then prevailing market conventions) prior to (x) if such SONIA Interest Day is a SONIA Business Day, such SONIA Interest Day, or (y) if such SONIA Interest Day is not an SONIA Business Day, the SONIA Business Day immediately preceding such SONIA Interest Day, in each case, as is published by the SONIA Administrator on the SONIA Administrator’s Website, and (ii) 0.00% and (b) the SONIA Adjustment; provided, that if by 5:00 pm (London time) on the second SONIA Business Day immediately following any day “i”, Daily Simple SONIA in respect of such day “i” has not been published on the applicable SONIA Administrator’s Website, then the Daily Simple SONIA for such day “i” will be the Daily Simple SONIA as published in respect of the first preceding SONIA Business Day for which Daily Simple SONIA was published on the SONIA Administrator’s Website; provided, further, that (I) Daily Simple SONIA shall not be determined pursuant to this sentence for more than three consecutive SONIA Interest Days and (II) any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change without notice to any Borrower.

“DBNY”: Deutsche Bank AG New York Branch. “Debtors”: as defined in the Recitals hereto.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of Section 9(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 9, has been satisfied.

“Default Notice”: as defined in Section 9.1(e).

longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent from time to time.

“Disqualified Stock”: with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an “asset sale” or other disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an “asset sale” or other disposition), in whole or in part, in each case on or prior to the Initial Term Loan Maturity Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Parent Borrower or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Distressed Person” as defined in the defined term, “Lender Related Distress Event” in this Section 1.1.

“Dollar Equivalent”: with respect to any amount denominated in Dollars, the amount thereof and, with respect to the principal amount of any Loan made or outstanding in any Designated Foreign Currency or any amount in respect of any Letter of Credit denominated in any Designated Foreign Currency or any other amount denominated in any currency other than Dollars, at any date of determination thereof, an amount in Dollars equivalent to such principal amount or such other amount calculated on the basis of the Spot Rate of Exchange (determined as of the most recent Revaluation Date or other relevant date of determination).

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Restricted Subsidiary of the Parent Borrower which is not a Foreign Subsidiary.

~~“Early Opt-in Effective Date”: with respect to any Early Opt-in Election, the sixth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.~~

~~“Early Opt-in Election”: the occurrence of: (a) a notification by the Administrative Agent to (or the request by the Parent Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar- denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such~~

~~notice and are publicly available for review), and (b) the joint election by the Administrative Agent and the Parent Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.~~

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”: any and all U.S. or foreign federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“EPCA”: that certain Equity Purchase and Commitment Agreement dated as of May 14, 2021, by and among, inter alios, HGH and the Equity Commitment Parties (as defined therein).

“Equity Offering”: a sale of Capital Stock (x) that is a sale of Capital Stock of the Parent Borrower (other than Disqualified Stock), or (y) proceeds of which are (or are intended to be) contributed to the equity capital of the Parent Borrower or any of its Restricted Subsidiaries.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBO Rate”: as defined clause (b)(i) of the definition of “Eurocurrency Base Rate” in this Section 1.1.

“Eurocurrency Base Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan,

(a) ~~in the case of Eurocurrency Loans denominated in Dollars,~~[reserved];

(i) ~~the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “US LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars determined as of approximately 11:00 A.M. (London, England time), two Business Days prior to the commencement of such Interest Period, or~~

(ii) ~~in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the US LIBO Rate (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if US LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the US LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is below zero, the Eurocurrency Rate will be deemed to be zero;~~

(b) in the case of Eurocurrency Loans denominated in Euros,

(i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the European interbank offered rate administered by the Banking Federation of the European Union (such page currently being the EURIBOR01) (the “EURIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (Brussels, Belgium time), two Business Days prior to the commencement of such Interest Period, or rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the Designated Foreign Currency LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in in such Designated Foreign Currency, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period;

provided that if Designated Foreign Currency LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the Designated Foreign Currency LIBO Rate shall be equal to the Interpolated Rate; provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is below zero, the Eurocurrency Rate will be deemed to be zero.

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan,

~~(a)~~ a ~~in the case of Initial Term Loans, the higher of (x) 0.50% per annum and (y) a~~ rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

~~(b) otherwise, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):~~

(Del) Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

; provided that, if the Eurocurrency Rate in clause (b) shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System in New York City.

“Euros” and the designation “€”: the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty.

irrevocable notice to the Administrative Agent not less than three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that would otherwise extend beyond the applicable Maturity Date shall (for all purposes other than Section 4.12) end on such applicable Maturity Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Parent Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan, Term SOFR Loan or BA Equivalent Loan during an Interest Period for such Loan.

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Interpolated Rate”:

~~(a) in relation to the US LIBO Rate, the rate which results from interpolating on a linear basis between (i) the applicable US LIBO Rate for the longest period (for which that US LIBO Rate is available) which is less than the Interest Period of that Loan and (ii) the applicable US LIBO Rate for the shortest period (for which that US LIBO Rate is available) which exceeds the Interest Period of that Loan, each as of approximately 11:00 A.M. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan;~~

(a) [reserved];

(b) in relation to the EURIBO Rate, the rate which results from interpolating on a linear basis between (i) the applicable EURIBO Rate for the longest period (for which that EURIBO Rate is available) which is less than the Interest Period of that Loan and (ii) the applicable EURIBO Rate for the shortest period (for which that EURIBO Rate is available) which exceeds the Interest Period of that Loan, each as of approximately 11:00 A.M. (Brussels,

Administrative Agent and the Parent Borrower, to make any Loans or Letters of Credit available to the Borrowers, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Section 11.1 hereof, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Letter of Credit”: each Term Letter of Credit and/or each Revolving Letter of Credit, as the context may require.

~~“LIBOR”: as defined in Section 1.5.~~

“Lien”: any mortgage, pledge, hypothecation, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing).

“Limited Collateral Release Condition”: as defined in Section 7.9(f).

“Limited Condition Transaction”: (x) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Parent Borrower and its Restricted Subsidiaries of any assets, business or Person or any other Investment permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing or
(y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or prepayment.

“Liquidity”: at any time, the sum of (i) Unrestricted Cash of the Parent Borrower and its Restricted Subsidiaries at such time, (ii) the amount on deposit in the Term C Loan Collateral Accounts in excess of the sum of the Term L/C Obligations outstanding as of such time and (iii) Available Revolving Commitments at such time.

“Liquidity Covenant”: as defined in Section 8.9(a).

“Loan”: each Initial Term Loan, Incremental Term Loan, Extended Term Loan, Specified Refinancing Term Loan, Initial Revolving Loan, Incremental Revolving Loan, Extended Revolving Loan, Specified Refinancing Revolving Loan or Swing Line Loan, as the context shall require; collectively, the “Loans”.

“Loan Documents”: this Agreement, any Notes, the L/C Requests, any Intercreditor Agreement (on and after the execution thereof), any Other Intercreditor Agreement (on and after the execution thereof), the Guarantee and Collateral Agreement and any other Security Documents (in the case of the Guarantee and Collateral Agreement and any other

than 2.50:1.00	2.00%	3.00%	0.250%

(b) with respect to Initial Term Loans:

Consolidated Total Corporate Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin For ~~Eurocurrency~~ Term SOFR Loans
Greater than 3.50:1.00	2.50%	3.50%
Equal to or less than 3.50:1.00	2.25%	3.25%

“Prime Rate”:as defined in the definition of “ABR” in this Section 1.1.

“Private Side Information”: as defined in Section 7.2.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs”: any costs, fees and expenses associated with, in anticipation of, or in preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs, fees and expenses relating to compliance with the provisions of the Securities Act and the Exchange Act (as applicable to companies with equity or debt securities held by the public), the rules of national securities exchanges for companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursements, charges relating to investor relations, shareholder meetings and reports to shareholders and debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Public Facility”: (i) any airport; marine port; rail, subway, bus or other transit stop, station or terminal; stadium; convention center; or military camp, fort, post or base; or (ii) any other facility owned or operated by any nation or government or political subdivision thereof, or agency, authority or other instrumentality of any thereof, or other entity exercising regulatory, administrative or other functions of or pertaining to government, or any organization of nations (including the United Nations, the European Union and the North Atlantic Treaty Organization).

“Public Facility Operator”: a Person that grants or has the power to grant a Vehicle Rental Concession.

“Public Lender”: as defined in Section 7.2.

properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer, treasurer or controller of such Person, (c) with respect to Section 7.7 and without limiting the foregoing, the general counsel of such Person, (d) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person and (e) any other individual designated as a “Responsible Officer” for the purposes of this Agreement by the Board of Directors of such Person. For all purposes of this Agreement, the term “Responsible Officer” shall mean a Responsible Officer of the Parent Borrower unless the context otherwise requires.

“Restricted Fleet Cash”: cash, Cash Equivalents, Investment Grade Securities and Temporary Cash Investments of the Parent Borrower and its Subsidiaries that are classified as “restricted” for financial statement purposes to be used for the purchase of revenue earning vehicles and other specified uses under the Parent Borrower’s and its Subsidiaries’ fleet financing facilities, including any Rental Car LKE Program.

“Restricted Payment”: as defined in Section 8.5(a).

“Restricted Payment Transaction”: any Restricted Payment permitted pursuant to Section 8.5, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary”: any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

—“Revaluation Date”: (a) with respect to any Letter of Credit issued in a Designated Foreign Currency, each of the following: (i) each date of issuance, extension or renewal of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Issuing Lender under such Letter of Credit, (iv) the first Business Day of each month, and (iv) such additional dates as the Administrative Agent or the applicable Issuing Lender shall reasonably require and (b) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Loan denominated in a Designated Foreign Currency, (ii) each date of a continuation of a Eurocurrency Loan denominated in a Designated Foreign Currency

“Term Loan Lender”: any Lender having a Term Loan Commitment hereunder and/or a Term Loan outstanding hereunder; and all such Lenders, collectively, the “Term Loan Lenders”.

“Term Loan Lender Presentation”: that certain Lender Presentation with respect to the Initial Term Loan Facilities dated June 7, 2021 and furnished to Term Loan Lenders in connection with the Initial Term Loan Commitments hereunder.

“Term Loans”: Initial Term Loans, Incremental Term Loans, Supplemental Term Loans, Extended Term Loans and Specified Refinancing Term Loans, as the context shall require.

“Term SOFR”:

~~(a)~~ with respect to Revolving Loans and Term Loans:

(a) ~~(i)~~ for any calculation with respect to a Revolving Loan or Term Loan that is a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR with respect to such Revolving Loan or Term Loan that is a Term SOFR Loan will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) ~~(ii)~~ for any calculation with respect to a Revolving Loan or Term Loan that is an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR with respect to such Revolving Loan or Term Loan that is an ABR Loan will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that, if Term SOFR in respect of any Revolving Loan that is a Term SOFR Loan shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement~~; and~~.

“Term SOFR Adjustment”: for any calculation with respect to an ABR Loan or a Term SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:

ABR Loans:

0.11448%

~~(b) with respect to Term Loans, for the applicable corresponding tenor, the forward- looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~

Term SOFR Loans:

Interest Period	Percentage
One month	0.11448%
Three month	0.26161%
Six months	0.42826%

“Term SOFR Administrator”: the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan”: (x) a Revolving Loan that bears interest at a rate based on Term SOFR or (y) a Term Loan that bears interest at a rate based on Adjusted Term SOFR, as applicable.

“Term SOFR Reference Rate”: the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Third Amendment”: that certain Amendment No. 3 to Credit Agreement, dated as of March 31, 2022, by and among the Parent Borrower, the Subsidiary Borrowers, the several Lenders and Issuing Lenders party thereto, the March 2022 Increasing Revolving Lender (as defined therein), the Administrative Agent and the Collateral Agent.

“Third Amendment Effective Date”: the “Third Amendment Effective Date” as defined in the Third Amendment. The Third Amendment Effective Date occurred on March 31, 2022.

“Total Credit Percentage”: as to any Lender at any time, the percentage which (a) the sum of (i) such Lender’s Revolving Commitment then outstanding (or, if the Revolving Commitments have terminated or expired, the sum of (x) such Lender’s then outstanding

Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings). Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the Parent Borrower’s Board of Directors giving effect to such designation and a certificate signed by a Responsible Officer of the Parent Borrower certifying that such designation complied with the foregoing provisions.

~~“USD LIBOR”: means the London interbank offered rate for U.S. dollars.~~

~~“US LIBO Rate”: as defined in clause (a)(i) of the definition of “Eurocurrency Base Rate” in this Section 1.1.~~

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Tax Compliance Certificate”: as defined in Section 4.11(b).

“VAT”: (a) any tax imposed in compliance with (but subject to the derogations from) the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and Sixth Council directive of 17 May 1977 on the harmonization of the laws of member states relating to turnover taxes-common system of value added tax: uniform basis of assessment (EC Directive 77/388); and

(b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) or elsewhere.

“VAT Receivables”: with respect to any Person, the net position of VAT receivables (less VAT payables) such Person is entitled to credit or repayment from the relevant tax authority.

“Vehicle Rental Concession”: any right, whether or not exclusive, to conduct a Vehicle rental business at a Public Facility, or to pick up or discharge persons or otherwise to possess or use all or part of a Public Facility in connection with such a business, and any related rights or interests.

“Vehicle Rental Concession Rights”: all of the following: (a) any Vehicle Rental Concession, (b) any rights of the Parent Borrower, any Subsidiary thereof or any Franchisee under or relating to (i) any law, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding with a Public Facility Operator in connection with which a Vehicle Rental Concession has been or may be granted to the Parent Borrower, any Subsidiary or any Franchisee and (ii) any agreement with, or Investment or other interest or participation in, any Person, property or asset required (x) by any such law, ordinance, regulation, license, permit, request for proposals, invitation to bid, lease, agreement or understanding or (y) by any Public

1.5 Interest Rates~~; LIBOR Notification~~. The interest rate on a Loan denominated in Dollars or a Designated Foreign Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The ~~London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (i) immediately after December 31, 2021, publication of all seven euro LIBOR settings, the overnight, 1-week, 2-month and 12-month British Pound Sterling LIBOR settings, and the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; (ii) immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; (iii) immediately after December 31, 2021, the 1-month, 3-month and 6-month British Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and (iv) immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. The~~ Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the monitoring, determination or verification of the unavailability or cessation of ~~LIBOR (or other~~any applicable Benchmark), the administration, submission of or any other matter related to SONIA, ~~LIBOR,~~ the BA Rate, the Applicable Rate, Term SOFR, Adjusted Term SOFR, SOFR, the Eurocurrency Rate or any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate or adjustment thereto (including any then-current Benchmark, or any Benchmark Replacement or any Benchmark Replacement Adjustment), including whether the composition or characteristics of any such alternative, comparable or successor rate or adjustment (including any Benchmark Replacement or any Benchmark Replacement Adjustment) will be similar to, or produce the same value of economic equivalence of, SONIA, the Eurocurrency Rate, the BA Rate, ABR, Term SOFR, Adjusted Term SOFR, SOFR or any other Benchmark or any Benchmark convention, including any applicable recommendations made by the Relevant Governmental Body. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any SONIA, ~~LIBOR,~~ the BA Rate, the Eurocurrency Rate, Term SOFR, Adjusted Term SOFR, SOFR or any alternative, comparable or successor rate or adjustment (including any Benchmark Replacement or any Benchmark Replacement Adjustment), in each case, in a manner adverse to the Borrowers.

1.6 Cashless Rollover Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with an Incremental Indebtedness, Refinancing Indebtedness, Indebtedness incurred under Section 8.10(a), or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

1.7 Calculation of Baskets. If (a) any of the baskets set forth in this Agreement are exceeded solely as a result of fluctuations to LTM Consolidated EBITDA for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under this Agreement, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations or (b) any baskets, is exceeded, any representation or warranty would be untrue or inaccurate, any undertaking would be breached, or any event that would constitute a Default or an Event of Default, in each case, solely as a result of fluctuations in applicable currency exchange rates, shall not be deemed to be exceeded, untrue, inaccurate, breached, exceeded or so constituted, as applicable, solely as a result of such fluctuations in currency exchange rates.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS.

2.1 Loans.

(a) Initial Term B Loans.

(vi) Subject to the terms and conditions hereof, each Lender holding an Initial Term B Loan Commitment severally agrees to make, in Dollars, in a single draw on the Closing Date, one or more term loans (each, an “Initial Term B Loan”) to the Borrowers (on a joint and several basis as between the Borrowers) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-1 under the heading “Initial Term B Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof.

(vii) The Initial Term B Loans, except as hereinafter provided, shall, at the option of the Parent Borrower, be incurred and maintained as, and/or converted into, ABR Loans or ~~Eurocurrency~~Term SOFR Loans.

(viii) The Initial Term B Loans shall be made by each such Lender in an aggregate principal amount which does not exceed the Initial Term B Loan Commitment of such Lender.

(ix) Once repaid, the Initial Term B Loans incurred hereunder may not be reborrowed. On the Closing Date (after giving effect to the incurrence of

Initial Term B Loans on such date), the Initial Term B Loan Commitment of each Lender shall terminate.

(b) Initial Term C Loans.

(x) Subject to the terms and conditions hereof, each Lender holding an Initial Term C Loan Commitment severally agrees to make, in Dollars, in a single draw on the Closing Date, one or more term loans (each, an “Initial Term C Loan”) to the Borrowers (on a joint and several basis as between the Borrowers) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A-2 under the heading “Initial Term C Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof.

(xi) The Initial Term C Loans, except as hereinafter provided, shall, at the option of the Parent Borrower, be incurred and maintained as, and/or converted into, ABR Loans or ~~Eurocurrency~~Term SOFR Loans.

(xii) The Initial Term C Loans shall be made by each such Lender in an aggregate principal amount which does not exceed the Initial Term C Loan Commitment of such Lender.

(xiii) Once repaid, the Initial Term C Loans incurred hereunder may not be reborrowed. On the Closing Date (after giving effect to the incurrence of Initial Term C Loans on such date), the Initial Term C Loan Commitment of each Lender shall terminate.

(c) Revolving Commitments.

(xiv) Subject to the terms and conditions hereof, each Lender holding a Initial Revolving Commitment severally agrees to make revolving credit loans (together, the “Initial Revolving Loans”) to the Borrowers (on a joint and several basis as between the Borrowers) from time to time in Dollars or, at the request of the Parent Borrower, in any Designated Foreign Currency during the Initial Revolving Commitment Period in an aggregate principal amount at any one time outstanding the Dollar Equivalent of which, when added to such Lender’s Revolving Commitment Percentage of the sum of the Dollar Equivalent of the then outstanding Revolving L/C Obligations and the then outstanding Swing Line Loans, does not exceed the amount of such Lender’s Revolving Commitment then in effect (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) (it being understood and agreed that the Administrative Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Loans in any Designated Foreign Currency and, to the extent applicable, the then outstanding Revolving L/C Obligations in respect of any Revolving Letters of Credit denominated in any Designated Foreign Currency on the date on which the Parent Borrower has given the Administrative Agent a notice of borrowing with respect

(d) Each Canadian Prime Rate Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the Canadian Prime Rate in effect for such day plus the Applicable Margin in effect for such day.

(e) Each SONIA Loan shall bear interest for each day that it is outstanding at a rate per annum equal to Daily Simple SONIA determined for such day plus the Applicable Margin in effect for such day.

(f) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Section 4.1 plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this Section 4.1 (other than clause (x) above) plus 2.00% and (z) in the case of fees or other amounts, the rate described in paragraph (b) of this Section 4.1 for ABR Loans plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment); provided that (1) no amount shall be payable pursuant to this Section 4.1(f) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) no amounts shall accrue pursuant to this Section 4.1(f) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(g) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (f) of this Section 4.1 shall be payable from time to time on demand.

(h) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

4.2 Conversion and Continuation Options.

(a) The Parent Borrower may elect from time to time (x) (I) to convert outstanding Revolving Loans of a given Tranche from Term SOFR Loans to ABR Loans or (II) to convert outstanding Term Loans of a given Tranche from ~~Eurocurrency~~Term SOFR Loans ~~made or outstanding in Dollars~~ to ABR Loans or (y) to convert outstanding Loans of a given Tranche from BA Equivalent Loans to Canadian Prime Rate Loans, in each case by giving the Administrative Agent at least two Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior irrevocable notice of such election, provided that any such conversion of ~~Eurocurrency Loans or~~ Term SOFR Loans may only be made on the last day of an Interest Period with respect thereto. The Parent Borrower may elect from time to time (x) (I) to convert outstanding Revolving Loans of a given Tranche from ABR

Loans to Term SOFR Loans or (II) to convert outstanding Term Loans of a given Tranche from ABR Loans to ~~Eurocurrency~~Term SOFR Loans ~~outstanding in Dollars~~ or (y) to convert outstanding Loans of a given Tranche from Canadian Prime Rate Loans to BA Equivalent Loans, in each case by giving the Administrative Agent at least three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior irrevocable notice of such election. Any such notice of conversion to BA Equivalent Loans, or to Term SOFR Loans ~~or to Eurocurrency Loans outstanding in Dollars~~ shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of (x) outstanding Term SOFR Loans~~, Eurocurrency Loans made or outstanding in Dollars~~ and ABR Loans or (y) outstanding BA Equivalent Loans or Canadian Prime Rate Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a ~~Eurocurrency Loan or~~ Term SOFR Loan~~, as applicable,~~ when any Default or Event of Default has occurred and is continuing and the Administrative Agent has given notice to the Parent Borrower that no such conversions may be made and (ii) no Loan may be converted into a ~~Eurocurrency Loan,~~ Term SOFR Loan or BA Equivalent Loan after the date that is one month prior to the applicable Maturity Date. Notwithstanding anything to the contrary set forth herein, the Parent Borrower shall not be permitted to convert any Revolving Loans denominated in Dollars from ABR Loans or Term SOFR Loans to Eurocurrency Loans.

(b) Any Eurocurrency Loan, Term SOFR Loan or BA Equivalent Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Parent Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Eurocurrency Loan, Term SOFR Loan or BA Equivalent Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, provided that no ~~Eurocurrency Loan denominated in Dollars,~~ Term SOFR Loan or BA Equivalent Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and the Administrative Agent has given notice to the Parent Borrower that no such continuations may be made or (ii) after the date that is one month prior to the applicable Maturity Date, and provided, further, that (x) in the case of ~~Eurocurrency Loans made or outstanding in Dollars,~~ Term SOFR Loans or BA Equivalent Loans, if the Parent Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such ~~Eurocurrency Loans or~~ Term SOFR Loans, ~~as applicable,~~ shall be automatically converted to ABR Loans or such BA Equivalent Loans shall be automatically converted to Canadian Prime Rate Loans, as applicable, on the last day of such then expiring Interest Period and (y) if the Parent Borrower shall fail to give any required notice as described above in this paragraph with respect to Loans denominated in any Designated Foreign Currency (other than Canadian Dollars or Sterling) such Eurocurrency Loans shall be automatically continued as Eurocurrency Loans with an Interest Period of one month. Upon receipt of any such notice of continuation pursuant to this Section 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

4.3 Minimum Amounts; Maximum Sets. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the ~~Eurocurrency Loans and~~ Term SOFR Loans ~~outstanding in Dollars~~ comprising each Set shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and the Dollar Equivalent of the aggregate principal amount of the Revolving Loans that are BA Equivalent Loans, SONIA Loans or Eurocurrency Loans outstanding in any Designated Foreign Currency comprising each Set shall be equal to $5,000,000 or a whole multiple of
$1,000,000 in excess thereof (provided that, notwithstanding the foregoing, any Loan may be converted or continued in its entirety), and so that there shall not be more than 30 Sets at any one time outstanding.

4.4 Optional and Mandatory Prepayments.

(a) (xviii) Optional Prepayment of the Term Loans. The Borrowers may at any time and from time to time prepay the Term Loans made to them in whole or in part, subject to Section 4.12, without premium or penalty, upon notice by the Parent Borrower to the Administrative Agent prior to 1:00 P.M., New York City time at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of Eurocurrency Loans and Term SOFR Loans), or prior to 1:00 P.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion) on the date of prepayment (in the case of ABR Loans). Such notice shall specify the date and amount of prepayment, whether the prepayment is of Eurocurrency Loans, Term SOFR Loans, ABR Loans or a combination thereof, and, if a combination thereof, the principal amount allocable to each, the applicable Tranche being repaid and if a combination thereof the principal amount allocable to each. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Parent Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. If any such notice is given and is not revoked, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan or Term SOFR Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Section 4.12 and accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans pursuant to this Section 4.4(a)(i) shall be applied to the respective installments of principal of such Term Loans in such order as the Parent Borrower may direct. Partial prepayments pursuant to this Section 4.4(a)(i) shall be in multiples of $1,000,000; provided that, notwithstanding the foregoing, any Tranche of Term Loans may be prepaid in its entirety.

(xix) Optional Prepayment of the Revolving Loans. The Borrowers may at any time and from time to time prepay the Loans made to them and, in accordance with Section 3.5, the Reimbursement Amounts in respect of Revolving Letters of Credit issued for their account, in whole or in part, subject to Section 4.12, without premium or penalty, upon (A) at least three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice by the Parent Borrower to the Administrative Agent (in the case of (x) Eurocurrency Loans, Term SOFR Loans or BA Equivalent Loans outstanding and (y) Reimbursement Amounts outstanding in any Designated Foreign Currency), (B) at least five shall as soon as practicable notify the Parent Borrower and the affected Lenders of each determination of a Eurocurrency Rate and Term SOFR. Any change in the interest rate on a Loan resulting from a change in Term SOFR, SOFR, the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Parent Borrower or any Lender, deliver to the Parent Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Section 4.1, excluding any Eurocurrency Base Rate which is based upon the Reuters Screen and any ABR Loan which is based upon the Prime Rate.

4.7 Inability to Determine Interest Rate.

(a) If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Term SOFR or Adjusted Term SOFR with respect to any Term SOFR Loan (the “Affected Term SOFR”), SONIA with respect to any SONIA Loan (the “Affected SONIA”), the Eurocurrency Rate with respect to any Eurocurrency Loan (the “Affected Eurocurrency Rate”) or the BA Rate with respect to any BA Equivalent Loan (the “Affected BA Rate”), in each case for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Parent Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) ~~(x)~~ any Term SOFR Loans the rate of interest applicable to which is based on the Affected Term SOFR requested to be made on the first day of such Interest Period shall be ~~made as ABR Loans and (y) any Eurocurrency Loans to be made in Dollars the rate of interest applicable to which is based upon the Affected Eurocurrency Rate shall be~~ made as ABR Loans, (b) any SONIA Loans the rate of interest applicable to which is based on the Affected SONIA requested to be made on the first day of such Interest Period shall be ineffective, (c) any BA Equivalent Loans the rate of interest applicable to which is based on the Affected BA Rate requested to be made on the first day of such Interest Period shall be made as Canadian Prime Rate Loans, (d) any Eurocurrency Loans to be made in a Designated Foreign Currency the rate of interest applicable to which is based on the Affected Eurocurrency Rate requested to be made on the first day of such Interest Period shall not be required to be made hereunder in such Designated Foreign Currency and, upon receipt of such notice, the Parent Borrower may at its option revoke the pending request for such Eurocurrency Loans or convert such request into a request for ABR Loans to be made in Dollars or Canadian Prime Rate Loans to be made in Canadian Dollars, (e) ~~(x)~~ any Loans that were to have been converted on the first day of such Interest Period to or continued as Term SOFR Loans the rate of interest applicable to which is based upon the Affected Term SOFR shall ~~be converted to or continued as ABR Loans and (y) any Loans denominated in Dollars that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to~~

~~which is based upon the Affected Eurocurrency Rate shall~~ be converted to or continued as ABR Loans, (f) any Loans that were to have been continued as SONIA Loans the rate of interest applicable to which is based upon the Affected SONIA shall be deemed to have been converted into Loans that bear interest at the Central Bank Rate; provided, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate cannot be determined, then such Loans shall be prepaid in full immediately,
(g) Loans that were to have been converted on the first day of such Interest Period to or continued as BA Rate Loans the rate of interest applicable to which is based upon the Affected BA Rate shall be converted to or continued as Canadian Prime Rate Loans and (h) any Eurocurrency Loans denominated in Euro that were to have been continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate shall (at the option of the Parent Borrower) remain outstanding, and shall bear interest at an alternate rate which reflects, as to each Lender, such Lender’s cost of funding such Eurocurrency Loans, as reasonably determined by the Administrative Agent, plus the Applicable Margin hereunder.

(b) US Dollar Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document, with respect to any Loan or Borrowing denominated in US Dollars:

~~(i) Replacing USD LIBOR for Term Loans. With respect to any Term Loans, on the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then- current Benchmark with respect to such Term Loans is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If such Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.~~

(i) [Reserved].

(ii) Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then- current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Parent Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Parent Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Parent Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans denominated in Dollars. During the period referenced in the foregoing sentence, the component of ABR based upon the Benchmark will not be used in any determination of ABR.
(iii) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(iv) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Parent Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.
(v) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then- current Benchmark is a term rate (including Term SOFR ~~or USD LIBOR~~), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(c) Designated Foreign Currency Benchmark Replacement Setting. If at any time there ceases to exist SONIA, BA Rate or other interbank rate applicable to any Designated Foreign Currency in the relevant market for Sterling, Euros, Australian Dollars, Canadian Dollars or other applicable Designated Foreign Currency, as applicable, or any of the foregoing cease to be administered by the relevant authority that oversees such interbank rates as of the

Closing Date for interest periods greater than one Business Day, or the Administrative Agent determines (which determination shall be conclusive absent manifest error) that the circumstances set forth in clause (a) above have arisen and such circumstances are unlikely to be temporary or the circumstances in clause (a) above have not arisen but the supervisor for the administrator of the relevant interbank rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such interbank offered rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Parent Borrower shall endeavor to establish an alternate rate of interest in lieu of such interbank offered rate that gives due consideration to the then prevailing market convention for determining a rate of interest for fixed periods for syndicated loans applicable jurisdiction of the applicable Designated Foreign Currency at such time (it being agreed that such rate shall not result in a higher cost of funding than ABR Loans, if applicable to such Designated Foreign Currency), and shall enter into an amendment to the Loan Documents to reflect such alternate rate of interest and such other related changes as may be applicable which are agreed by the Parent Borrower and the Administrative Agent at such time; provided, that any such amendment will become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.

(d) The parties hereto agree that the parties will jointly use commercially reasonable efforts to satisfy any applicable Internal Revenue Service guidance so that any replacement of ~~LIBOR~~the Eurocurrency Rate will not be treated as a deemed “exchange” under Section 1001 of the Code or “modification” under Section 1.1001-3 of the Treasury Regulations (including, but not limited to, substituting ~~LIBOR~~the Eurocurrency Rate for a “qualified rate,” as defined in Proposed Section 1.1001-6 of the Treasury Regulations).

4.8 Pro Rata Treatment and Payments.

(a) Except as expressly otherwise provided herein, each borrowing of Revolving Loans (other than Swing Line Loans) by the Borrowers from the Lenders hereunder shall be made, each payment (except as provided in Section 4.14(a)) by the Borrowers on account of any commitment fee in respect of the Revolving Commitments hereunder and any reduction (except as provided in Section 2.9, 2.10, 2.11, 4.13(d), 11.1(g) or 11.1(h)) of the Revolving Commitments of the Lenders shall be allocated by the Administrative Agent, pro rata according to the respective Revolving Commitment Percentages of the Lenders (other than payments in respect of any difference in the Applicable Commitment Fee Percentages in respect of any Tranche); provided that at the request of the Parent Borrower, in lieu of such application on a pro rata basis among all Revolving Commitments, such reduction may be applied to any Revolving Commitments so long as the Maturity Date of such Revolving Commitments precedes the Maturity Date of each other Tranche of Revolving Commitments then outstanding or, in the event more than one Tranche of Revolving Commitments shall have an identical Maturity Date that precedes the Maturity Date of each other Tranche of Revolving Commitments then outstanding, to such Tranches on a pro rata basis. Each payment (including each prepayment, but excluding payments made pursuant to Sections 2.9, 2.10, 2.11, 2.12, 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.14, 11.1(g), 11.1(h) or 11.6) by the Borrowers on account of principal of and interest

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